Exhibit 4.1

EXECUTION COPY

SECURITIES PURCHASE AGREEMENT

by and between

AXESSTEL, INC.

and

CENTURION CREDIT RESOURCES, LLC

Dated as of October 30, 2007

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1
1.1	Definitions	1
1.2	Accounting Terms	8

ARTICLE 2 PURCHASE AND SALE		8
2.1	Purchase, Sale and Issuance of the Securities	8
2.2	Fees Payable	9
2.3	Closing	9
2.4	Investment Unit	9

ARTICLE 3 THE NOTE		10
3.1	Interest	10
3.2	Redemption of Note	10
3.3	Manner of Payment	11

ARTICLE 4 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER		11
4.1	Conditions to the Obligations of the Purchaser to Purchase the Note and the Common Stock	11

ARTICLE 5 CONDITIONS TO THE OBLIGATIONS OF THE BORROWER		13
5.1	Representations and Warranties	13
5.2	Compliance with this Agreement	13
5.3	Purchase of Purchased Securities Permitted by Applicable Laws	14
5.4	No Material Judgment or Order	14
5.5	No Litigation	14

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF THE BORROWER		14
6.1	Existence and Power	14
6.2	Corporate Authorization; No Contravention	14
6.3	Governmental Authorization; Third Party Consents	15
6.4	Binding Effect	15
6.5	No Legal Bar	15
6.6	Litigation	15
6.7	Compliance with Laws	15
6.8	No Default or Breach	15
6.9	Title to Properties	15
6.10	Use of Real Property	16
6.11	Taxes	16
6.12	Financial Condition	16
6.13	Absence of Certain Changes or Events	17
6.14	Environmental Matters	17
6.15	Investment Company/Government Regulations	18
6.16	Subsidiaries	18
6.17	Capitalization	18
6.18	Private Offering	18
6.19	Broker’s, Finder’s or Similar Fees	19
6.20	Labor Relations	19
6.21	Employee Benefit Plans	19

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6.22	Patents, Trademarks, Etc.	20
6.23	Potential Conflicts of Interest	21
6.24	[RESERVED]	21
6.25	Debt	21
6.26	Material Contracts	21
6.27	Insurance	21
6.28	Solvency	21
6.29	Licenses and Approvals	22
6.30	Change of Control and Similar Payments	22
6.31	Disclosure	22

ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		22
7.1	Existence and Power	22
7.2	Authorization; No Contravention	22
7.3	Binding Effect	23
7.4	No Legal Bar	23
7.5	Securities Laws	23
7.6	Governmental Authorization; Third Party Consent	23

Article 8 AFFIRMATIVE COVENANTS		24
8.1	Delivery of Financial and Other Information	24
8.2	Use of Proceeds.	24
8.3	Notice of Default	25
8.4	Conduct of Business	25
8.5	Taxes and Claims	25
8.6	Insurance	25
8.7	Compliance with Laws	26
8.8	Maintenance of Properties	26
8.9	Audits and Inspection	26
8.10	Issue Taxes	26
8.11	Employee Benefit Plans	26
8.12	Environmental Covenants	27
8.13	Delivery of Information by the Purchaser	27
8.14	Further Assurances	27

ARTICLE 9 NEGATIVE COVENANTS		27
9.1	Limitations on Debt	27
9.2	Liens	28
9.3	Restricted Payments	29
9.4	Loans	29
9.5	Investments	29
9.6	Mergers, Consolidations, Sales	29
9.7	Change of Control	29
9.8	Subsidiaries	29
9.9	Unconditional Purchase Obligations	30
9.10	[Intentionally Omitted.]	30
9.11	Security	30
9.12	Limitations on Amendments; Restrictive Agreements	30
9.13	Use of Purchaser’s Name	30

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ARTICLE 10 EVENTS OF DEFAULT		30
10.1	Events of Default	30
10.2	Acceleration	32
10.3	Set-Off	32

ARTICLE 11 INDEMNIFICATION		32
11.1	Indemnification	32
11.2	Procedure; Notification	33
11.3	Survival	33

ARTICLE 12 MISCELLANEOUS		34
12.1	Survival of Representations and Warranties	34
12.2	Notices	34
12.3	Successors and Assigns	34
12.4	Amendment and Waiver	35
12.5	Signatures; Counterparts	35
12.6	Headings	35
12.7	GOVERNING LAW	35
12.8	JURISDICTION, JURY TRIAL WAIVER, ETC	35
12.9	Severability	36
12.10	Rules of Construction	36
12.11	Entire Agreement	36
12.12	Certain Expenses	36
12.13	Publicity	36
12.14	Further Assurances	37
12.15	No Strict Construction	37

Exhibits

A	Form of Note
B	Compliance Certificate

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SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT, dated as of October 30, 2007, by and between AXESSTEL, INC., a Nevada corporation (the “Borrower”), and CENTURION CREDIT RESOURCES, LLC, a Delaware limited liability company (herein, the “Purchaser”).

STATEMENT OF PURPOSE:

WHEREAS, the Borrower wishes to sell to the Purchaser, and the Purchaser wishes to purchase on the terms and conditions set forth herein (a) a secured promissory note issued by the Borrower, due October 30, 2008, in the principal amount of $8,602,125 and substantially in the form of Exhibit A hereto (together with any replacement or substitute note or notes, each as amended, restated, supplemented or otherwise modified from time to time, collectively and individually, the “Note”), and (b) Five Hundred Thousand (500,000) shares of the $.001 par value common stock of the Borrower, which class of stock is currently traded under the symbol “AFT” on the American Stock Exchange (the “Common Stock”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions . As used in this Agreement, the following terms have the meanings indicated:

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

“Agreement” means this Agreement, including the exhibits and schedules attached hereto, as the same may be amended, supplemented or modified in accordance with the terms hereof.

“Annual Financial Statements” has the meaning given to that term in Section 6.12(a).

“Borrower” has the meaning given to that term in the introductory paragraph.

“Business Day” means any day other than a Saturday, Sunday, any other day on which commercial banks in New York, New York are authorized or required by law or executive order to close, and any other day that is not any of the following Jewish holidays: Rosh Hashanah (both days), Yom Kippur, Succoth (first two (2) days), Shmini Atzereth, Simchas Torah, Passover (first two (2) days and last two (2) days) and Shavuoth (both days).

“Capital Stock” means (a) any capital stock, partnership, membership, joint venture or other ownership or equity interest, participation or securities (whether voting or non-voting, whether preferred, common or otherwise), and (b) any option, warrant, security or other right (including Debt securities or other evidence of Debt) directly or indirectly convertible into or exercisable or exchangeable for, or otherwise to acquire directly or indirectly, any capital stock, partnership, membership, joint venture or other ownership or equity interest, participation or security described in clause (a) above.

“Capital Expenditure” means any expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a balance sheet prepared in accordance with GAAP, excluding (a) expenditures of insurance proceeds to rebuild or replace any asset after a casualty loss and (b) leasehold improvement expenditures for which the Person is reimbursed promptly by the lessor.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cash” means the currency of the United States of America.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.

“Change of Control” means the occurrence of any of the following:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of fifty (50%) of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) the occurrence of a “Change of Control” (or any comparable term) under, and as defined in, any Senior Loan Agreement.

“Closing” has the meaning assigned to that term in Section 2.3.

“Closing Date” has the meaning assigned to that term in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

“Collateral Documents” means the Security Agreement, the Collateral Assignment of Patents, the Collateral Assignment of Trademarks, the Deposit Account Control Agreement, any certificates or other filings (including financing statements) relative thereto, and any document entered into from time to time by and/or between Borrower and Purchaser granting, creating, or perfecting a security interest in collateral in favor of Purchaser.

“Collection Account” means, collectively, the deposit account numbers 3300451052 and 3300420594, each maintained by the Borrower with Silicon Valley Bank, or any replacement account approved by the Purchaser.

“Commission” means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Common Stock” has the meaning given to that term in the Statement of Purpose.

“Contractual Obligations” means as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument or arrangement (whether in writing or otherwise) to which such Person is a party or by which it or any of such Person’s property is bound.

“CWA” has the meaning given to that term in the definition of “Environmental Laws.”

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations issued, undertaken or assumed by such Person as the deferred purchase price of property or services (other than trade payables entered into in the original course of business on ordinary terms, which are aged not more than 90 days from the billing date); (c) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all obligations of such Person with respect to capital leases; (f) all indebtedness of such Person referred to in clauses (a) through (e) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt (it being understood that if such Person has not assumed or otherwise become personally liable for any such Debt, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of such Debt or the fair market value of all property of such Person securing such Debt); and (g) all guaranties of such Person of any Debt of another Person.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning given to that term in Section 3.1(b).

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, Licenses, concessions, grants, franchises, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water, air or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof, including, without limitation, the Clean Air Act, 42 U.S.C. § 7401 et seq. (“CAA”), the Clean Water Act, 33 U.S.C. § 1251 et seq. (“CWA”), the Solid Waste Disposal Act (as amended by the Resource Conservation and Recovery Act), 42 U.S.C. § 6901 et seq. (“RCRA”), and CERCLA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means a corporation that is or was a member of a controlled group of corporations with the Borrower within the meaning of Section 4001(a) or (b) of ERISA or Section 414(b) of the Code, a trade or business (including a sole proprietorship, partnership, trust, estate or corporation) that is under common control with the Borrower within the meaning of section 414(m) of the Code, or a trade or business which together with the Borrower is treated as a single employer under section 414(o) of the Code.

“Event of Default” has the meaning assigned to such term in Section 10.1 hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Financial Statements” has the meaning given to that term in Section 6.12(a).

“GAAP” means generally accepted accounting principles in effect within the United States from time to time, consistently applied.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, regulation or compliance, including, without limitation, any federal, state or local public utility commission, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Hazardous Materials” means (a) any “hazardous substance”, as defined by CERCLA, (b) any “hazardous waste”, as defined by RCRA, (c) any petroleum product, (d) any “pollutant,” as defined by the CWA, or (e) contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other Environmental Law.

“Indemnified Party” has the meaning given to that term in Section 11.1.

“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors (including any proceeding under the United States Bankruptcy Code) or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of such creditors.

“Intercreditor Agreement” means any Intercreditor Agreement to be entered into by and among the Purchaser, the Borrower and any Senior Lender, in form and substance reasonably satisfactory to the Purchaser (but in any event containing the terms and provisions required hereby and by the Security Agreement), as amended, modified or supplemented from time to time. Among other things, such Intercreditor Agreement shall provide that the Purchaser shall provide that the security interest of the Purchaser in the Purchaser Primary Collateral shall be the only Lien therein, the that the Lien of the Senior Lender in all other assets of the Borrower other than the Purchaser Primary Collateral shall be prior to the Lien of the Purchaser therein, that the Lien of the Purchaser in any funds on deposit in the Collection Account shall be the only perfected lien on such funds, that the Purchaser may exercise any remedies at any time against the Borrower solely with respect to the Purchaser Primary Collateral without the consent of any Senior Lender, and that the Purchaser shall forbear from exercising remedies without the consent of the applicable Senior Lender against any other collateral for the Obligations (other than the Purchaser Primary Collateral) for a period not to exceed sixty (60) days.

“Interest Payment Date” has the meaning given to that term in Section 3.1(a).

“Interest Rate” has the meaning given to that term in Section 3.1(a).

“Interim Financial Statements” has the meaning given to that term in Section 6.12(a).

“Knowledge” as used herein in such phrases as “to the knowledge of the Borrower”, “to the Borrower’s knowledge” or any other similar phrase means the knowledge of any executive officer of the Borrower, including Marv Tseu, Patrick Gray, and Clark Hickock.

“Liabilities” has the meaning given to that term in Section 11.1.

“Licenses” means all licenses, permits, authorizations, determinations, and registrations issued by any Governmental Authority to the Borrower or any Subsidiary in connection with the conduct of its business.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, or any financing lease having substantially the same economic effect as any of the foregoing, but not including the interest of a lessor under an operating lease).

“Loan Parties” means, collectively, the Borrower and its Subsidiaries, and Loan Party means any of the Borrower and its Subsidiaries.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise), or profits of the Borrower taken as a whole; or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Note Document.

“Maturity Date” has the meaning given to that term in Section 3.2(a).

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

“Note” has the meaning given to that term in the Statement of Purpose.

“Note Documents” means this Agreement, the Note, any Intercreditor Agreement that may be in effect from time to time, the Collateral Documents, the Registration Rights Agreement and each other agreement, document or certificate delivered pursuant to this Agreement or the Note.

“Obligations” means all obligations of every nature of each of the Loan Parties from time to time owed to the Purchaser under the Note Documents, whether for principal, interest, fees, expenses, indemnification or otherwise.

“Organizational Documents” means the limited liability company agreement or bylaws (as applicable), certificate or articles of formation or certificate or articles of incorporation (as applicable) and other similar organizational and governing documents of the Borrower and its Subsidiaries.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” has the meaning given to that term in Section 6.21(b).

“Person” means any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Plans” has the meaning assigned to that term in Section 6.21(a).

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Purchase Price” has the meaning given to that term in Section 2.1.

“Purchased Securities” means the Note and the Common Stock issued hereunder.

“Purchaser” has the meaning given to that term in the introductory paragraph.

“Purchaser Primary Collateral” means the Venezuelan Receivables, any letter of credit rights and instruments with respect thereto, all proceeds and products thereof, and all of the Borrower’s: a) rights to merchandise sold giving rise to and represented by the Venezuelan Receivables; b) rights under insurance policies covering such merchandise or services; c) rights against carriers of said merchandise; and d) right, title, security interests and guarantees with respect to the Venezuelan Receivables, including all rights of replevin and reclamation and stoppage in transit and all other rights of an unpaid seller of merchandise or services relating thereto.

“RCRA” has the meaning given to that term in the definition of “Environmental Laws.”

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, between the Purchaser and the Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Requirements of Law” means as to any Person, provisions of the Organizational Documents of such Person, or any law, treaty, code, rule, regulation, right, privilege, qualification, License or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to such Person or any of such Person’s property or to which such Person or any of such Person’s property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“Rights” has the meaning given to that term in Section 6.22.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations thereunder as the same shall be in effect at the time.

“Security Agreement” means the Security Agreement, dated as of the date hereof, between the Borrower and the Purchaser, as amended, modified or supplemented from time to time.

“Senior Debt” means any Debt of the Borrower (other than the Debt evidenced by the Note or other Note Documents) incurred for the purpose of financing the Borrower’s working capital and general corporate purposes, and as to which Purchaser has entered into an Intercreditor Agreement with the applicable Senior Lender.

“Senior Lender” means one or more lenders, factors, or other persons, that provide the Senior Debt to the Borrower.

“Senior Loan Agreement” means any loan agreement, credit agreement or other similar document between the Borrower and a Senior Lender with respect to Senior Debt.

“Senior Loan Documents” means the Senior Loan Agreement and all agreements, instruments and documents executed in connection therewith.

“Solvent” means, with respect to any Person that (a) the assets and the property of such Person exceed the aggregate liabilities (including contingent and unliquidated liabilities) of such Person, (b) after giving effect to the transactions contemplated by this Agreement and the other Note Documents and taking into account rights of reimbursement and related rights, such Person will not be left with unreasonably small capital, and (c) after giving effect to the transactions contemplated by this Agreement and the other Note Documents, such Person is able to both service and pay its liabilities as they mature. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that is likely to become an actual or matured liability.

“Subsidiary” means, with respect to any Person, a corporation or other entity of which more than fifty percent (50%) of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower. A “Domestic Subsidiary” is a Subsidiary organized under state law of a state within the United States of America. Any Subsidiary which is not a Domestic Subsidiary is a “Foreign Subsidiary”.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on-minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transactions” means, collectively, (a) the issuance of the Purchased Securities hereunder, and (b) the payment of all fees and expenses in connection with the foregoing.

“Venezuelan Receivables” means, collectively, (i) all amounts owing by CANTV and its Affiliate Movilnet to Borrower, which Borrower hereby represents and warrants to Lender are in amounts equal to, as of the date hereof, $13,745,000, and (ii) the amounts owing by Telefonica Venezuela and its Affiliates Telcel and Movilstar to the Borrower, which Borrower hereby represents and warrants to Lender are in amounts approximately equal to, on the date hereof, $7,505,000, in each case whether constituting accounts, contract rights, general intangibles, chattel paper, instruments, documents or other forms of obligations owing by any such Person to the Borrower, in each case as detailed in Schedule “A” annexed hereto.

1.2 Accounting Terms. All accounting terms used herein and not expressly defined in this Agreement shall have the respective meanings given to them in conformance with GAAP. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP, consistently applied, to the extent applicable, except as otherwise expressly provided in this Agreement.

ARTICLE 2

PURCHASE AND SALE

2.1 Purchase, Sale and Issuance of the Securities. Subject to the terms and conditions herein set forth, on the Closing Date, (a) the Borrower will issue and sell to the Purchaser, and the Purchaser will acquire from the Borrower, the Note in a principal amount of $8,602,125, and (b) the Borrower will issue and sell to the Purchaser, and the Purchaser will acquire from the Borrower, the Common Stock, collectively for an aggregate, combined purchase price for the Note and Common Stock of $8,475,000 (the “Purchase Price”). The Purchase Price may, at the election of Purchaser, be paid in one or more installments, subject to the following:

(a) On the Closing Date, the Purchaser shall deliver a portion of the Purchase Price equal to $5,499,000, upon the delivery of which the following terms shall apply:

(i) the Borrower will issue and sell to the Purchaser, and the Purchaser will acquire from the Borrower, the Note in a principal amount of $8,475,000;

(ii) from and after the Closing Date, through and including the date of the Second Advance (as hereinafter defined), the outstanding principal balance of the Note shall be deemed to be an amount equal to $5,581,485; and

(iii) the Borrower will issue and sell to the Purchaser, and the Purchaser will acquire from the Borrower, an amount of Common Stock equal to Three Hundred Twenty Five Thousand (325,000) shares;

(b) On a date which is not later than two (2) weeks from the Closing Date, and upon delivery by Borrower to Purchaser of a fully executed Confirmation and Estoppel Certificate from Telefonica Venezuela and its Affiliates Telcel and Movilstar, then on such date the Purchaser shall deliver the balance of the Purchase Price in an amount equal to $2,976,000 (such delivery, herein the “Second Advance”), upon the delivery of which the following terms shall apply:

(i) from and after the date of such Second Advance, the outstanding principal balance of the Note shall be deemed to be an amount equal to the difference between (A) $8,602,125, and (B) the aggregate amount of any principal on the Note previously prepaid; and

(ii) the Borrower will issue and sell to the Purchaser, and the Purchaser will acquire from the Borrower, an amount of Common Stock equal to One Hundred Seventy Five Thousand (175,000) shares.

(c) If the Second Advance has not occurred on or prior to the date which is two (2) weeks from the Closing Date, then the Purchaser shall have no obligation hereunder to consummate the Second Advance.

2.2 Fees Payable.

(a) [Intentionally Omitted.]

(b) Reimbursement of Expenses. At the Closing, and on the making of the Second Advance, the Borrower agrees to reimburse (to the extent such sums have not been previously reimbursed) all of the Purchaser’s reasonable fees and expenses (including, without limitation, fees, charges and disbursements of counsel and other reasonable out-of-pocket expenses) incurred in connection with the Purchaser’s due diligence investigation, and (iii) the other transactions contemplated by this Agreement and the Note Documents (including filings or other actions required to perfect the security interests granted under the Collateral Documents); provided, that the amount of such reimbursement shall be reduced by the $10,000 expense deposit previously paid by the Borrower to the Purchaser, except to the extent such expense deposit has previously been applied to reduce any prior reimbursement.

2.3 Closing. The purchase and issuance of the Note and a portion of the Common Stock shall take place at the closing (the “Closing”) on the date hereof (the “Closing Date”), and the purchase and issueance of the balance of the Common stock shall take place upon the date, if any, of the Second Advance, all in accordance with Section 2.1 hereof. At the Closing, the Borrower shall deliver the Note and the applicable Common Stock to the Purchaser, in each case against delivery by the Purchaser of the applicable portion of the Purchase Price, in each case in accordance with Section 2.1 hereof, which amounts shall be payable by wire transfer of immediately available funds in accordance with written instructions provided by the Borrower to the Purchaser.

2.4 Investment Unit. The Purchaser and the Borrower agree that the Note and the Common Stock constitute an “investment unit” for purposes of Section 1273(c)(2) of the Code. The Purchaser and the Borrower mutually agree that the allocation of the issue price of such investment unit between the Note and the Common Stock in accordance with Section 1273(c)(2) of the Code and Treasury Regulation Section 1.1273-2(h) shall be an aggregate amount of $475,000 allocate to the Common Stock (at $0.95 per share thereof), and the balance of the Purchase Price allocated to the Notes, and neither the Purchaser nor the Borrower shall take any position inconsistent with such allocation in any tax return or in any judicial or administrative proceeding in respect of taxes.

ARTICLE 3

THE NOTE

3.1 Interest.

(a) Interest Rate; Payments. Interest on the sum of the principal amount of the Note outstanding or deemed outstanding from time to time shall accrue from and including the date of issuance through and until full and final repayment of the principal amount of the Note and payment of all interest in full at the aggregate rate of thirty percent (30.0%) per annum (the “Interest Rate”). All computations of interest shall be based upon a 360-day year and on the actual number of days elapsed in such interest computation period. Accrued and unpaid interest shall be due and payable on the earliest to occur of (i) the Maturity Date, (ii) the date on which the Note becomes due and payable pursuant to Section 10.2 hereof, and (iii) each date on which the Note is redeemed (each date upon which interest shall be so payable, an “Interest Payment Date”).

(b) Default Rate of Interest. Notwithstanding the foregoing provisions of this Section 3.1, but subject to applicable law, any overdue principal of and overdue Interest on the Note shall bear interest for each day from the date payment hereof was due (after taking into account any applicable grace periods) to the date of actual payment, at a rate equal to the sum of (i) the Interest Rate payable as provided in Sections 3.1(a) above plus (ii) an additional ten percent (10%) per annum (the “Default Rate”), and, upon and during the occurrence of any Event of Default pursuant to Section 10.1(a), the Note shall bear interest from the date of the occurrence of such Event of Default until such Event of Default is cured at a rate equal to its applicable Default Rate. Subject to applicable law, any interest that shall accrue on overdue interest on the Note as provided in the preceding sentence shall be payable on demand.

(c) No Usurious Interest. In the event that any interest rate(s) provided for in this Section 3.1, shall be determined to be unlawful, such interest rate(s) shall be computed at the highest rate permitted by applicable law. Any payment by the Borrower of any interest amount in excess of that permitted by law shall be considered a mistake, with the excess being applied to the principal amount of the Note without prepayment premium or penalty; if no such principal amount is outstanding, such excess shall be returned to the Borrower.

3.2 Redemption of Note.

(a) Maturity Dates. On October 30, 2008 (the “Maturity Date”), the Borrower shall redeem the Note, by payment in cash in full of the entire outstanding principal balance thereof, together with all unpaid interest accrued thereon to such date.

(b) Mandatory Redemption by Borrower. Immediately following each instance of receipt by the Borrower of any payments or other proceeds in respect of the Purchaser Primary Collateral (whether such amounts are paid into the Collection Account or are received by the Borrower), the Borrower shall redeem the Note, in whole or in part, by payment in cash of the full the amount of such payment or proceeds (or, if less, the total amount of all Obligations owing hereunder as of the date of such redemption, including all principal, interest, fees and premiums and other amounts then owing). To the extent such payments have been paid into the Collection Account, the Borrower hereby authorizes the Purchaser (and Purchaser agrees promptly) to apply the full amount thereof to the redemption of the Note (or such lesser amount as shall be sufficient to pay all then outstanding Obligations). Any interest due in connection with such redemption shall be paid from such receipts. From and after an Event of Default, the Purchaser may apply any and all sums from time to time on deposit in the Collection Account to the redemption of the Note.

(c) Optional Redemption by Borrower. The Borrower shall have the right, at its sole option and election, at any time or from time to time prior to the Maturity Date, to redeem the Note, in whole or in partial increments of not less than $250,000, on not less than five (5) days’ prior written notice of the date of redemption.

(d) Optional Redemption by the Purchaser. Upon the occurrence of a Change of Control and within five (5) Business Days of the closing of any such transaction giving rise to the Change of Control, the Purchaser may elect to sell to the Borrower and the Borrower shall be required to purchase the Note held by the Purchaser in full by payment of an amount equal to (i) the unpaid principal balance thereof, plus (ii) all unpaid interest accrued thereon through the date of redemption, plus (iii) the applicable Prepayment Premium, if any, determined in accordance with the schedule set forth in Section 3.2(f).

(e) Acceleration. The Note shall be subject to acceleration as set forth in Section 10.2 below.

(f) Prepayment Premium. In the event that the principal of the Note, or any portion thereof, is redeemed or accelerated for any reason prior to April 30, 2008, then the Borrower shall be required to pay a premium on the principal amount so redeemed or accelerated (the “Prepayment Premium”) equal to the amount of interest that would have accrued on the amount prepaid under Section 3.1(a) above from the date of redemption or prepayment following acceleration through but excluding April 30, 2008, had the Note, or such portion thereof, remained outstanding until such April 30, 2008.

3.3 Manner of Payment. All fees, interest, premium and principal payable in respect of the Note shall be paid by wire transfer of immediately available funds, in U.S. Dollars, to an account at a bank designated in writing by the Purchaser (except for payments made at Purchaser’s direction from the Collection Account in accordance with the provisions of Section 4.12 of the Security Agreement). All payments must be received by Purchaser by no later than 12:00 pm prevailing New York time. Any payments received after such time on any Business Day shall be deemed to have been paid on the following Business Day. Borrower and Purchaser agree that Section 4.12 of the Security Agreement shall govern disposition of funds on deposit from time to time in the Collection Account.

ARTICLE 4

CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

4.1 Conditions to the Obligations of the Purchaser to Purchase the Note and the Common Stock. The obligation of the Purchaser to purchase the Note and the Common Stock, to pay the Purchase Price at the Closing (or on the date of the Second Advance, as applicable; such date, whether the Closing Date or the date of the Second Advance, as applicable, shall be referred to in this Article 4 as the “Condition Date”) and to perform its obligations hereunder shall be subject to the satisfaction as determined by, or waived by, Purchaser in its sole discretion, of the following conditions on or before the Condition Date; provided, that any waiver of a condition shall not be deemed a waiver of any breach of any representation, warranty, agreement, term or covenant, as specifically set forth elsewhere in this Agreement, or of any misrepresentation by the Borrower and its Subsidiaries.

(a) Representations and Warranties. The representations and warranties of the Borrower and its Subsidiaries contained in Article 6 hereof shall be true and correct in all material respects at and as of the Condition Date after giving effect to the Transactions, and the Purchaser shall have received at the Closing a certificate to the foregoing effect, dated the Condition Date, and executed by the chief executive officer or chief financial officer of the Borrower, in their respective capacities as officers of Borrower.

(b) Compliance with this Agreement. The Borrower and its Subsidiaries shall have performed and complied with all of their agreements and conditions set forth or contemplated herein in all material respects that are required to be performed or complied with by such Person on or before the Condition Date, and the Purchaser shall have received at the Closing a certificate to the foregoing effect, dated the Condition Date, and executed by the chief executive officer or chief financial officer of the Borrower, in their respective capacities as officers of Borrower.

(c) Secretary’s Certificates. The Purchaser shall have received certificates from the Borrower and each of its Subsidiaries, dated the Closing Date and signed by the Secretary or an Assistant Secretary of such Person, certifying (i) that the attached copies of the Organizational Documents of such Person, and resolutions of the board of directors or similar governing body of such Person approving the Note Documents to which it is a party and the Transactions are all true, complete and correct and remain unamended and in full force and effect, and (ii) the incumbency and specimen signature of each officer of such Person executing any Note Document to which it is a party or any other document delivered in connection herewith and therewith on behalf of such Person.

(d) Documents. The Purchaser shall have received true, complete and correct copies of the Note Documents and such other agreements, schedules, exhibits, certificates, documents, financial information and filings as it may reasonably request in connection with or relating to the Transactions, including true and correct copies of all documents entered into in connection with the Transactions, all in form and substance satisfactory to the Purchaser.

(e) Purchase of Purchased Securities Permitted by Applicable Laws. The acquisition of and payment for the Purchased Securities to be acquired by the Purchaser hereunder and the consummation of the transactions contemplated hereby and by the Note Documents (i) shall not be prohibited by any Requirement of Law, (ii) shall not subject the Purchaser to any penalty or other onerous condition under or pursuant to any Requirement of Law, and (iii) shall be permitted by all Requirements of Law to which the Purchaser or the transactions contemplated by or referred to herein or in the Note Documents are subject.

(f) Opinion of Counsel. The Purchaser shall have received an opinion of outside counsel to the Borrower, dated as of the Closing Date, relating to the Transactions, in form and substance acceptable to the Purchaser.

(g) Consents and Approvals. All consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to those Contractual Obligations of the Borrower and its Subsidiaries necessary in connection with the execution, delivery or performance by the Borrower and its Subsidiaries, or enforcement against the Borrower and its Subsidiaries, of the Note Documents to which they are a party shall have been made or obtained and be in full force and effect, and the Purchaser shall have been furnished with appropriate evidence thereof, and all waiting periods shall have lapsed without extension or the imposition of any conditions or restrictions.

(h) No Material Judgment or Order. There shall not be on the Condition Date any judgment, injunction or order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which, in the reasonable judgment of the Purchaser, would prohibit the purchase of the Purchased Securities hereunder or subject the Purchaser to any penalty or other onerous condition under or pursuant to any Requirement of Law if the Purchased Securities were to be purchased hereunder.

(i) [Intentionally Omitted.]

(j) Good Standing Certificates. The Borrower shall have delivered to the Purchaser as of the Closing Date, good standing certificates for it and each of its Domestic Subsidiaries for which such a certificate is issuable by a Government Authority for its jurisdiction of incorporation or formation and all other jurisdictions where it does business.

(k) No Litigation. No action, suit or proceeding before any court or any Governmental Authority shall have been commenced or threatened, no investigation by any Governmental Authority shall have been commenced and no action, suit or proceeding by any Governmental Authority shall have been threatened against the Purchaser, the Borrower or any Subsidiary (i) seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions, or (ii) which, if resolved adversely to the Purchaser, the Borrower or any Subsidiary could reasonably be expected to have a Material Adverse Effect.

(l) Insurance Certificates. On the Closing Date, the Purchaser shall have received evidence of insurance complying with the requirements of Section 8.6 for the business and properties of the Borrower and its Subsidiaries.

(m) Security Interests. On or before the Closing Date, the Purchaser shall have received such lien search reports as it may determine to be necessary or desirable. To the extent such reports reflect filings or other evidence of any Lien not permitted hereunder, the Purchaser shall have received such documents or instruments of termination with respect to such filings or other evidence as Purchaser may require in its sole discretion. On or before the Closing Date, the Purchaser shall have filed such Uniform Commercial Code financing statements and other notice of its Lien as it may determine to be necessary or desirable to ensure that the Purchaser has a perfected, first priority security interest in the assets and properties of the Borrower encumbered by the Security Agreement in accordance with its terms.

(n) Common Stock. On the Condition Date, the Purchaser shall have received certificates evidencing the applicable portion of the Common Stock to be delivered by the Borrower on the applicable Condition Date.

(o) Fees, Etc. On the Condition Date, the Borrower shall have paid to the Purchaser all reasonable costs, fees and expenses (including, without limitation, legal fees and expenses) payable to the Purchaser to the extent then due.

ARTICLE 5

CONDITIONS TO THE OBLIGATIONS OF THE BORROWER

The obligations of the Borrower to issue the Purchased Securities and to perform its other obligations hereunder on the Closing Date (or on the date of the Second Advance, as applicable; such date, whether the Closing Date or the date of the Second Advance, as applicable, shall be referred to in this Article 5 as the “Condition Date”) shall be subject to the reasonable satisfaction as determined by, or waived by, the Borrower of the following conditions on or before the Condition Date:

5.1 Representations and Warranties. The representations and warranties of the Purchaser contained in Article 7 hereof shall be true and correct in all material respects at and as of the Condition Date as if made at and as of such date.

5.2 Compliance with this Agreement. The Purchaser shall have performed and complied in all material respects with all of the agreements and conditions set forth or contemplated herein that are required to be performed or complied with by it on or before the Condition Date.

5.3 Purchase of Purchased Securities Permitted by Applicable Laws. The acquisition of and payment for the Purchased Securities to be acquired by the Purchaser hereunder and the consummation of the transactions contemplated hereby and by the Note Documents (i) shall not be prohibited by any Requirement of Law, (ii) shall not subject the Borrower to any penalty under or pursuant to any Requirement of Law, and (iii) shall be permitted by all Requirements of Law to which the Borrower or the transactions contemplated by or referred to herein or in the Note Documents are subject.

5.4 No Material Judgment or Order. There shall not be on the Condition Date any judgment, injunction or order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which, in the reasonable judgment of the Borrower, would prohibit the sale of the Purchased Securities hereunder or subject the Borrower to any penalty or other onerous condition under or pursuant to any Requirement of Law if the Purchased Securities were to be purchased hereunder.

5.5 No Litigation. No action, suit or proceeding before any court or any Governmental Authority shall have been commenced or threatened, no investigation by any Governmental Authority shall have been commenced and no action, suit or proceeding by any Governmental Authority shall have been threatened against the Purchaser, the Borrower or any Domestic Subsidiary (i) seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions, or (ii) which, if resolved adversely to the Purchaser, the Borrower or any Subsidiary could reasonably be expected to have a Material Adverse Effect.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

The Borrower hereby represents and warrants to the Purchaser as follows:

6.1 Existence and Power. The Borrower and each of its Subsidiaries: (a) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has all requisite corporate, limited liability company or partnership power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged; (c) is duly qualified as a foreign entity, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to so qualify would not have a Material Adverse Effect; and (d) has the corporate, limited liability company or limited partnership power and authority to execute, deliver and perform its obligations under each Note Document to which it is or will be a party, and as to Borrower, to borrow hereunder and to issue the Purchased Securities.

6.2 Corporate Authorization; No Contravention. The execution, delivery and performance by each of the Loan Parties of each Note Document to which it is or will be a party and the consummation of the Transactions: (a) has been duly authorized by all necessary action; (b) do not and will not contravene or violate the terms of the Organizational Documents of the Borrower or any of its Subsidiaries or any amendment thereto or any Requirement of Law applicable to the Borrower or its Subsidiaries or the Borrower’s or any of its Subsidiaries’ assets, business or properties; (c) do not and will not (i) conflict with, contravene, result in any violation or breach of or default under any material Contractual Obligation of the Borrower or its Subsidiaries (with or without the giving of notice or the lapse of time or both), except for certain agreements with Silicon Valley Bank, which related Contractual Obligations have been satisfied and discharged with the proceeds of the Transactions on the Closing Date, (ii) create in any other Person a right or claim of termination or amendment of any material Contractual Obligation of the Borrower or its Subsidiaries, or (iii) require modification, acceleration or cancellation of any material Contractual Obligation of the Borrower or its Subsidiaries, and (d) do not and will not result in the creation of any Lien (or obligation to create a Lien) against any property, asset or business of the Borrower or any of its Subsidiaries (other than Liens securing the Note).

6.3 Governmental Authorization; Third Party Consents. No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law or material Contractual Obligation, and no lapse of a waiting period under a Requirement of Law or material Contractual Obligation, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower or its Subsidiaries of the Note Documents to which it is a party or the consummation of the Transactions, other than filings required to be made by Borrower or its Subsidiaries pursuant to federal or state securities laws in connection with the issuance of the Purchased Securities.

6.4 Binding Effect. Each of the Loan Parties has duly executed and delivered the Note Documents to which it is a party and such Note Documents constitute the legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and by general principles of equity.

6.5 No Legal Bar. Neither the Borrower nor any of its Subsidiaries has previously entered into any agreement which is currently in effect or to which the Borrower or any of its Subsidiaries is currently bound, granting any rights to any Person which conflict with the rights to be granted by the Borrower or its Subsidiaries in the Note Documents, except for certain agreements with Silicon Valley Bank, the obligations of the Company under which have been satisfied and discharged with the proceeds of the Transactions on the Closing Date.

6.6 Litigation. There are no legal actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority against or affecting the Borrower or its Subsidiaries that could reasonably be expected to have individually or in the aggregate, a Material Adverse Effect. There is no injunction, writ, temporary restraining order, decree or any order or determination of any nature by any arbitrator, court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of the Note Documents, consummation of the Transactions, or which relates to the assets or the business of the Borrower or its Subsidiaries.

6.7 Compliance with Laws. Each of the Borrower and its Subsidiaries is in compliance with all Requirements of Law, except for such noncompliance that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.8 No Default or Breach. No event has occurred and is continuing or would result from the incurring of Obligations by the Borrower or its Subsidiaries under the Note Documents which constitutes or, with the giving of notice or lapse of time or both, would constitute an Event of Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any material Contractual Obligation in any material respect.

6.9 Title to Properties. Each of the Borrower and its Subsidiaries has a valid leasehold interest in all its real property, and good title to, or a valid leasehold interest in, all other Property used by it in its business and none of such Property is subject to any Lien, except for Liens permitted pursuant to Section 9.2.

6.10 Use of Real Property. Neither the Borrower nor any of its Subsidiaries owns any real property. The leased real properties reflected on the Financial Statements or used in connection with the business of the Borrower and its Subsidiaries, are used and operated in compliance and conformity with all material Contractual Obligations and Requirements of Law, except to the extent that the failure so to comply could not reasonably be expected to have a Material Adverse Effect. Each lease relating to leased real property reflected on the Financial Statements or used in connection with the business of the Borrower and its Subsidiaries is in full force and effect and the Borrower and its Subsidiaries enjoy peaceful and undisturbed possession thereunder. There is no material default on the part of the Borrower or its Subsidiaries or to the Borrower’s knowledge any event or condition which (with notice or lapse of time, or both) would constitute a material default under any such lease. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against the real property or the leased property used in connection with the business of the Borrower and its Subsidiaries, at law or in equity, before any arbitrator, federal, state, municipal or governmental department, commission, board, bureau, agency or instrumentality which would in any way affect the Borrower’s or its Subsidiaries’ title to such real property or leased property.

6.11 Taxes.

(a) The Borrower and each of its Subsidiaries has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes due and payable by the Borrower or its Subsidiaries (whether or not shown on any Tax Return) have been paid. Neither the Borrower and nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. None of the United States income Tax Returns of the Borrower or its Subsidiaries are under audit. No claim has ever been made by a Governmental Authority in a jurisdiction where the Borrower and its Subsidiaries does not file Tax Returns that the Borrower or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Borrower or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) There is no action, suit, proceeding, investigation, examination, audit, or claim now pending or, to the knowledge of the Borrower, threatened by any Governmental Authority regarding any Taxes relating to the Borrower or its Subsidiaries. Neither the Borrower nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of such Person nor is the Borrower aware of any circumstances that would cause the taxable years or other taxable periods of the Borrower or its Subsidiaries not to be subject to the normally applicable statute of limitations. Neither the Borrower nor any of its Subsidiaries has provided, with respect to itself or property held by it, any consent under Section 341 of the Code. Neither the Borrower nor any of its Subsidiaries has incurred, and will not incur, any material Tax liability in connection with the Transactions.

(b) The Venezuelan Receivables are not subject to any offset other than payment of Venezuelan taxes on the face amount thereof, which tax amount is (to Borrower’s knowledge) on the date hereof an amount equal to 0.001% of the face amount of the receivable.

6.12 Financial Condition.

(a) The Borrower has made available to the Purchaser true, correct and complete copies of (i) the audited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of December 31, 2006, and the related consolidated and consolidating statements of income, shareholders’ equity and cash flow, together with the notes thereto, of the Borrower and its Subsidiaries for the year then ended, together with the report of the auditor thereon (collectively, the

“Annual Financial Statements”), and (iii) the unaudited consolidated and consolidating balance sheets of Borrower and its Subsidiaries as of June 30, 2007, and the related consolidated and consolidating statements of income, members’ equity and cash flow, of the Borrower and its Subsidiaries for the eight-month period then ended (the “Interim Financial Statements,” and together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements fairly present, in all material respects, the financial position of the Borrower and its Subsidiaries, as of the respective dates thereof, and the results of operations and cash flows thereof, as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto and subject, in the case of the Interim Financial Statements, to normal year-end audit adjustments. As of the dates of the Financial Statements, neither Borrower nor any of its Subsidiaries had a known obligation, indebtedness or liability (whether accrued, absolute, contingent or otherwise, and whether due or to become due), which was not reflected or reserved against in the balance sheets which are part of the Financial Statements, except for those incurred in the ordinary course of business and which are fully reflected on the books of account of Borrower or its Subsidiaries, as applicable, or which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) The projections of the Borrower and its Subsidiaries on a consolidated basis heretofore delivered to the Purchaser (i) were prepared by management of the Borrower in the ordinary course of its operations consistent with past practice, (ii) are the most current projections prepared by the Borrower or its Subsidiaries relating to the periods covered thereby, and (iii) are based on assumptions which were reasonable when made and such assumptions and projections are reasonable on the date hereof; provided, that the Purchaser acknowledges that such financial projections and other estimates contain assumptions about future events and that actual results during the periods covered may differ from the data and results contained therein.

6.13 Absence of Certain Changes or Events. Since December 31, 2006, and except as disclosed in the Company’s reports filed with the SEC, there has been no development, event, circumstance or change which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect as to Borrower or any of its Subsidiaries.

6.14 Environmental Matters.

(a) The property, assets and operations of the Borrower and its Subsidiaries are and have been in material compliance with all applicable Environmental Laws; to the knowledge of the Borrower, there are no Hazardous Materials stored or otherwise located in, on or under any of the Property or assets of Borrower or its Subsidiaries, including, without limitation, the groundwater, except in compliance with applicable Environmental Laws; and there have been no material releases or, to the knowledge of the Borrower, threatened releases of Hazardous Materials in, on or under any property adjoining any of the Property or assets of the Borrower or its Subsidiaries which have not been remediated to the satisfaction of the appropriate Governmental Authorities and in compliance with Environmental Laws.

(b) To its knowledge, none of the Property, assets or operations of the Borrower and its Subsidiaries is the subject of any federal, state or local investigation evaluating whether (i) any remedial action is needed to respond to a release or threatened release of any Hazardous Materials into the environment or (ii) any release or threatened release of any Hazardous Materials into the environment is in contravention of any Environmental Law.

(c) Neither the Borrower nor any of its Subsidiaries has received any notice or claim, nor, to Borrower’s knowledge, are there pending, threatened or reasonably anticipated, lawsuits or proceedings against them, with respect to violations of an Environmental Law or in connection with the presence of or exposure to any Hazardous Materials in the environment or any release or threatened release of any Hazardous Materials into the environment, and neither the Borrower nor any of its Subsidiaries is or has been the owner or operator of any property which, to its knowledge, (i) pursuant to any Environmental Law has been placed on any list of Hazardous Materials disposal sites, including, without limitation, the “National Priorities List” or “CERCLIS List,” (ii) has, or had, any subsurface storage tanks located thereon, or (iii) has ever been used as or for a waste disposal facility, a mine, a gasoline service station or, other than for petroleum substances stored in the ordinary course of business, a petroleum products storage facility.

(d) Neither the Borrower nor any of its Subsidiaries has present or contingent liability in connection with the presence either on or off the property or assets of the Borrower or any Subsidiary of any Hazardous Materials in the environment or any release or threatened release of any Hazardous Materials into the environment (except for customary indemnification provisions for their own actions contained in leases).

6.15 Investment Company/Government Regulations. Neither the Borrower nor any of its Subsidiaries are an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Federal Power Act, the Interstate Commerce Act, or any federal or state statute or regulation limiting its ability to incur Debt or issue the Purchased Securities.

6.16 Subsidiaries. Except for its ownership of Axesstel Korea, a Korean corporation, the Borrower does not (a) have any Subsidiaries or (b) own of record or beneficially, directly or indirectly, any (i) Capital Stock issued by any other Person or (ii) equity, voting or participating interest in any joint venture or other enterprise.

6.17 Capitalization. As of the Closing Date, after giving effect to the Transactions contemplated hereby and in the other Note Documents, the Borrower’s Capital Stock will consist of 50,000,000 shares of authorized common stock, of which 22,903,982 (including a portion of the Common Stock) will be issued and outstanding. As of the date of the Second Advance, after giving effect to the Transactions contemplated hereby and in the other Note Documents, the Borrower’s Capital Stock will consist of 50,000,000 shares of authorized common stock, of which 23,903,982 (including the Common Stock) will be issued and outstanding. All such outstanding Capital Stock have been duly authorized by all necessary action of the Borrower and are fully paid, validly issued and non-assessable, and in the case of Capital Stock issued by the Subsidiaries, is free and clear of all Liens other than as set forth in the Note Documents. None of the foregoing Capital Stock is or has been subject to preemptive rights in favor of any Person other than such rights that have been waived and will not result in the issuance of any additional Capital Stock of the Borrower or the triggering of any anti-dilution or similar rights contained in any options, warrants, debentures or other securities or agreements of the Borrower. On the Closing Date, the Company has 3,341,783 options to purchase common stock outstanding and 479,275 warrants to purchase common stock outstanding. Except for the foregoing options and warrants, on the Closing Date, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire any shares of Common Stock.

6.18 Private Offering. No form of general solicitation or general advertising was used by the Borrower or its Subsidiaries or their respective representatives in connection with the offer or sale of the Purchased Securities to the Purchaser pursuant to this Agreement. Assuming the accuracy of Purchaser’s representations and warranties contained herein, no registration of the Purchased Securities pursuant to the provisions of the Securities Act or the state securities or “blue sky” laws will be required for the offer, sale or issuance of the Purchased Securities by the Borrower to the Purchaser pursuant to this Agreement.

6.19 Broker’s, Finder’s or Similar Fees. Except for fees payable by Borrower in the amount of $274,950.00 to Merriman Curhan & Ford, there are no brokerage commissions, finder’s fees or similar fees or commissions payable by the Borrower or any Subsidiary in connection with the Transactions based on any agreement, arrangement or understanding with the Borrower or its Subsidiaries or any action taken by the Borrower or its Subsidiaries.

6.20 Labor Relations. Neither the Borrower nor any of its Subsidiaries has committed or is engaged in any unfair labor practice (as defined in the National Labor Relations Act of 1947 and the regulations thereunder, in each case, as amended). There is (a) no unfair labor practice complaint pending or to the knowledge of the Borrower, threatened against the Borrower or its Subsidiaries before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is so pending or threatened, (b) no strike, labor dispute, slowdown or stoppage pending or, to the knowledge of the Borrower, threatened against the Borrower or its Subsidiaries, (c) no union representation question existing with respect to the employees of the Borrower or its Subsidiaries, and to the knowledge of the Borrower, no union organizing activities are taking place, and (d) no breach of any employment contract with any employee of the Borrower or its Subsidiaries has occurred or, to Borrower’s knowledge, is threatened, which would reasonably be expected to have a Material Adverse Effect. The Borrower and each of its Subsidiaries is in compliance in all material respects with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours. Neither the Borrower nor any of its Subsidiaries is a party to any collective bargaining agreement.

6.21 Employee Benefit Plans.

(a) Employee Benefit Plans and Liabilities. Within the five-consecutive-year period immediately preceding the first day of the year in which the Closing Date occurs neither the Borrower or any ERISA Affiliate thereof has contributed to, or has any actual or contingent, direct or indirect, liability in respect of, any employee benefit plan (as defined in Section 3(3) of ERISA) or other employee benefit arrangement (collectively, the “Plans”), other than standard 401(k) plans. At no time during such five year period has the Borrower or any ERISA Affiliate thereof participated in or contributed to any Multiemployer Plan, nor during such period has the Borrower or any ERISA Affiliate thereof had an obligation to participate in or contribute to any such Multiemployer Plan. No agreement subject to Section 4204 of ERISA has been entered into in connection with the transactions contemplated in this Agreement. There are no outstanding liabilities of the Borrower or any ERISA Affiliate thereof to any employee benefit plans previously maintained by the Borrower or any ERISA Affiliate thereof, and the Borrower has no knowledge of any potential liabilities in connection therewith. There are no actions, suits or claims, other than for benefits in the ordinary course, pending or, to the knowledge of the Borrower, threatened against the Borrower, any ERISA Affiliate thereof or the Plans which might subject the Borrower or any ERISA Affiliate thereof to any material liability.

(b) Plan Compliance. The Borrower and its Subsidiaries, individually and collectively, are in compliance in all material respects with all reporting, disclosure and registration requirements applicable to it under the Code, ERISA and all federal and state securities laws, and Department of Labor, Internal Revenue Service and Commission rules and regulations promulgated thereunder, with respect to all of the Plans, and are not subject to any liability, whether asserted or not, for any penalties to any Governmental Authority for late filing of any return, report or other governmental filing. No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA or any other federal or state law is pending or threatened against any fiduciary of the Plans. No

Plan, or any fiduciary thereof, has been, or is currently, the direct or indirect subject of an audit, investigation or examination by any Governmental Authority. All of the Plans comply currently, and have complied at all times (and all former Plans have complied at all times in the past), both as to form and operation, in all material respects, with their terms and with all Requirements of Law applicable thereto. Each of the Plans maintained by the Borrower or any ERISA Affiliate thereof that is an “employee benefit pension plan” (within the meaning of Section 3(2)(a) of ERISA) (each a “Pension Plan”) has obtained a favorable determination (covering all changes or amendments applicable under Requirements of Law) from the Internal Revenue Service as to its qualification under Sections 401(a) and 501(a) of the Code or is within the remedial amendment period (as provided in Section 401(b) of the Code) for making any required changes or amendments, and nothing has occurred before or after the date of each such determination letter as would adversely affect such qualification. All amounts that are currently owing to Plan participants (including, without limitation, former Plan participants), or contributions required to be made to the Plans have been timely paid or contributed with respect to all periods prior to the Closing Date or provided for by adequate reserves on the balance sheet included in the Annual Financial Statements.

(c) Prohibited Transactions. No Plan, nor any related trust, nor the Borrower, nor any Subsidiary, nor any trustee, administrator or other “party in interest” or “disqualified person” (within the meaning of Section 3(14) of ERISA or Section 4975(e)(2) of the Code, respectively) with respect to the Plans, has engaged in any nonexempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code, respectively) with respect to the participation of the Borrower therein, which could subject any of the Plans or related trusts, or any trustee, administrator or other fiduciary of any such Plan, or the Borrower, any Subsidiary or the Purchaser, or any other party dealing with the Plans, to the penalties or excise tax imposed on prohibited transactions by Section 502 of ERISA or Section 4975 of the Code.

(d) Miscellaneous. Neither the Borrower or its Subsidiaries nor any Plan provides for or promises retiree, medical, disability or life insurance benefits to any current or former employee, officer or director of the Borrower or any Subsidiary other than continuation coverage required by section 4980B of the Code. Neither the Borrower or its Subsidiaries is a party to or obligated under any agreement, plan, contract or other arrangements that will result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of section 280G of the Code.

6.22 Patents, Trademarks, Etc. The Borrower and each of its Subsidiaries owns and/or has the rights to use all patents, computer software and programs, licenses, trademarks, trade names, service marks, franchises, trade secrets, copyrights, technology, know-how and processes (collectively, “Rights”) material to the conduct of its business without any conflict with or infringement of the Rights of others. There is no breach of any Contractual Obligations relating to the Borrower’s and its Subsidiaries’ Rights (other than computer software and programs) and of registrations of patents, trademarks, service marks and copyrights including any applications therefor constituting such Rights, which would reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is in breach of any obligation to pay any royalty with respect to the Rights, where the failure of such payment obligation would reasonably be expected to have a Material Adverse Effect. No claims have been asserted by any Person with respect to the use by the Borrower or its Subsidiaries of any such Rights or challenging or questioning the validity or effectiveness of any license or agreement held by the Borrower or its Subsidiaries or to which it is a party relating to any such Rights, which claims, if true, would reasonably be expected to have a Material Adverse Effect. The conduct of the business of the Borrower and its Subsidiaries as conducted and as proposed to be conducted does not and will not, in any material respect, conflict with the Rights of others, and neither the Borrower nor its Subsidiaries has received any communication alleging any such violation. To the Borrower’s knowledge, no third party is infringing or violating any of the Rights of the Borrower or its Subsidiaries. To the Borrower’s knowledge, no person employed by or affiliated with the Borrower or its Subsidiaries has violated any confidential relationship that such person may have had with any third party, in connection with the development or sale of any service or proposed service of the Borrower or its Subsidiaries.

6.23 Potential Conflicts of Interest. Except for employment and director compensation arrangements as disclosed in the Borrower’s reports filed with the SEC, no officer, director or manager (or equivalent Person) or stockholder or other security holder of the Borrower or any Subsidiary: (a) is an officer, director, manager, employee or consultant of, any Person that is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, the Borrower or its Subsidiaries; (b) has been a party to any material transaction with the Borrower or any Subsidiary; (c) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Borrower or its Subsidiaries use or contemplate using in the conduct of business; or (d) has any cause of action or other claim whatsoever against, or owes or has advanced any amount to the Borrower or any Subsidiary, except for advances in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, reasonable and customary expense reimbursements, and similar matters and agreements existing on the date hereof.

6.24 [RESERVED].

6.25 Debt. The Borrower does not have any Debt other than (i) Debt reflected on the Financial Statements, and (ii) Debt incurred in the ordinary course of business since the date of the Interim Financial Statements.

6.26 Material Contracts. There are no written contracts, agreements, commitments and other Contractual Obligations of Borrower and its Subsidiaries as of the Closing Date and as of the date of the Second Advance, other than (a) the Note Documents, (b) purchase orders in the ordinary course of business, and (c) any other written contracts, agreements, commitments and other Contractual Obligations of the Borrower and its Subsidiaries a breach of which would reasonably be expected to have a Material Adverse Effect. Each contract, agreement, commitment and other Contractual Obligation of the Borrower and its Subsidiaries is in full force and effect. With the exception of payment obligations to Winstron Neweb Corporation, which payment obligations are being satisfied in whole or in substantial part with the proceeds of the sale of the Purchased Securities hereunder, the Borrower and its Subsidiaries have satisfied in full or provided for all of its liabilities and obligations under each material Contractual Obligation requiring performance prior to the date hereof in all material respects, and is not in default under any of them, nor does any condition exist that with notice or lapse of time or both would constitute such a default. To the knowledge of the Borrower, no other party to any such material Contractual Obligation is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute such a default. No approval or consent of any Person is needed for any material Contractual Obligations to continue to be in full force and effect after giving effect to the Transactions.

6.27 Insurance. The Borrower and its Subsidiaries are insured against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Borrower and its Subsidiaries are engaged and as are required by applicable law. All such policies are in full force and effect, are underwritten by financially sound and reputable insurers, are sufficient for all applicable Requirements of Law and otherwise are in compliance with the criteria set forth in Section 8.6 hereof. All such policies will remain in full force and effect and will not in any way be affected by, or terminate or lapse by reason of any of the Transactions.

6.28 Solvency. The Borrower is Solvent. The Borrower and its Subsidiaries, taken in the aggregate, is Solvent.

6.29 Licenses and Approvals. Neither Borrower nor any of its Subsidiaries is a party to and has knowledge of any investigation, notice of apparent liability, violation, forfeiture or other order or complaint issued by or before any court or regulatory body or of any other proceedings which could in any manner threaten or adversely affect the validity or continued effectiveness of the Licenses of the Borrower and its Subsidiaries or give rise to any order of forfeiture. The Borrower has no reason to believe that such Licenses will not be renewed in the ordinary course. The Borrower and each of its Subsidiaries has filed in a timely manner all material reports, applications, documents, instruments and information required to be filed by it pursuant to applicable rules and regulations or requests of every regulatory body having jurisdiction over any of its Licenses.

6.30 Change of Control and Similar Payments. Neither the execution, delivery and performance by the Borrower and its Subsidiaries of this Agreement, nor the execution, delivery and performance by the Borrower and its Subsidiaries of any of the other Note Documents, nor the consummation of the transactions contemplated hereby shall require any payment greater than $1,000 by the Borrower or any Subsidiary, in cash or kind, under any other agreement, plan, policy, commitment or other arrangement, other than (i) costs related to the transactions contemplated hereby, (ii) the fees described in Section 6.19 hereof, and (iii) the repayment of amounts outstanding under certain agreements with Silicon Valley Bank, which repayment has been made with the proceeds of the Transactions on the Closing Date. There are no agreements, plans, policies, commitments or other arrangements with respect to any compensation, benefits or consideration which will be materially increased, or the vesting of benefits of which will be materially accelerated, as a result of this Agreement or the other Note Documents or the occurrence of any of the transactions contemplated hereby or thereby. There are no payments or other benefits payable by the Borrower or its Subsidiaries, the value of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the other Note Documents.

6.31 Disclosure. This Agreement, together with all exhibits and schedules hereto, the Note Documents, and the agreements, certificates and other documents furnished to the Purchaser by the Borrower at the Closing, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Borrower as follows:

7.1 Existence and Power. The Purchaser: (a) is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has all requisite limited liability company power and authority to conduct the business in which it is currently, or is currently proposed to be, engaged; and (c) has the limited liability company power and authority to execute, deliver and perform its obligations under each Note Document to which it is or will be a party.

7.2 Authorization; No Contravention. The execution, delivery and performance by the Purchaser of each Note Document to which it is or will be a party and the consummation of the Transactions: (a) has been duly authorized by all necessary action; and (b) do not and will not contravene or violate the terms of the Organizational Documents of the Purchaser or any amendment thereto.

7.3 Binding Effect. The Purchaser has duly executed and delivered the Note Documents to which it is a party and such Note Documents constitute the legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and by general principles of equity.

7.4 No Legal Bar. The execution, delivery and performance of this Agreement by the Purchaser will not violate any Requirement of Law applicable to it.

7.5 Securities Laws.

(a) The Purchased Securities are being or will be acquired by the Purchaser hereunder for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof in any transaction which would be in violation of state or federal securities laws or which would require the issuance and sale of the Purchased Securities hereunder to be registered under the Securities Act, subject, however, to the disposition of the Purchaser’s property being at all times within its control.

(b) The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(c) The Purchaser understands that (i) the Purchased Securities constitute “restricted securities” under the Securities Act, (ii) the offer and sale of the Purchased Securities hereunder is not registered under the Securities Act or under any “blue sky” laws in reliance upon certain exemptions from such registration and that the Borrower is relying on the representations made herein by the Purchaser in its determination of whether such specific exemptions are available, and (iii) the Purchased Securities may not be transferred except pursuant to an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act and under applicable “blue sky” laws or in a transaction exempt from such registration. The Purchaser acknowledges that it has no right to require registration thereof under the Securities Act or any “blue sky” laws (except as otherwise provided in the Registration Rights Agreement).

(d) The Purchaser (i) has been given an opportunity to have access to all material books and records of the Borrower and each of the Subsidiaries and all of their respective material contracts, agreements and documents and (ii) has had an opportunity to ask questions of, and receive answers from, representatives of the Borrower and its Subsidiaries and which representatives have made available to them such information regarding the Borrower and its Subsidiaries and their current respective businesses, operations, assets, finances, financial results, financial condition and prospects in order to make a fully informed decision to purchase and acquire the Purchased Securities. The foregoing, however, does not limit or modify the representations and warranties set forth in Article 6 of this Agreement or in any other Note Document or the right of the Purchaser to rely thereon.

(e) (i) The Purchaser and the Borrower have a pre-existing business relationship, or (ii) the Purchaser, by reason of its own business and financial experiences and/or that of its professional advisors, can reasonably be assumed to have the capacity to protect their own interests in connection with the Transactions.

7.6 Governmental Authorization; Third Party Consent. No approval, consent, compliance, exemption or authorization of any Governmental Authority or any other Person in respect of any Requirement of Law, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance by it or enforcement against the Purchaser of this Agreement or the transactions contemplated hereby.

ARTICLE 8

AFFIRMATIVE COVENANTS

Until the payment of all principal of and interest on the Note, the Borrower hereby covenants and agrees with the Purchaser as follows:

8.1 Delivery of Financial and Other Information. So long as the Note remains outstanding, the Borrower will, and will cause its Subsidiaries to, maintain a system of accounting established and administered in accordance with GAAP (including reflecting in its financial statements adequate accruals and appropriations to reserves). In addition, so long as the Note remains outstanding, the Borrower shall deliver or cause to be delivered to the Purchaser the following:

(a) SEC Reports. The Borrower shall continue to file reports with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Exchange Act, including financial statements, reports, notices or proxy statements and shall make such filings available to the Purchaser, via filing by EDGAR or otherwise at the same time that they are sent by the Borrower to stockholders generally, and, a copy of each annual, periodic or current report filed by any such Person with the Securities and Exchange Commission pursuant to such Sections, and any registration statement, or prospectus in respect thereof, filed by any such Person with any securities exchange or with federal or state securities and exchange commissions or any successor agency.

(b) As soon as possible and in any event within 10 days after any Loan Party knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which such Loan Party propose to take with respect thereto.

(c) As soon as possible and in any event within 10 days after receipt by any Loan Party, a copy of (i) any notice or claim to the effect that such Loan Party or any of its Subsidiaries is or could reasonably be expected to be liable to any Person as a result of the release by such Loan Party, any of its Subsidiaries or any other Person of any toxic or Hazardous Materials into the environment, and (ii) any notice alleging any violation of any Environmental Law by such Loan Party or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

(d) Promptly upon receipt by the Borrower or any Subsidiary, notice of any default, oral or written, given to any such Person by the Senior Lender or any other creditor for Debt in excess of One Hundred Fifty Thousand Dollars ($150,000);

(e) Promptly upon obtaining knowledge thereof, written notice of any litigation claiming in excess of One Hundred Fifty Thousand Dollars ($150,000) from Borrower or any Subsidiary, or which may otherwise have a Material Adverse Effect;

(f) Such other information (including non-financial information) as the Purchaser may from time to time reasonably request.

8.2 Use of Proceeds.

(a) The Borrower shall use the proceeds of the sale of the Purchased Securities hereunder only as for general working capital purposes of the Borrower and its Subsidiaries, including payment of costs in connection with the Closing, repayment of Debt, including indebtedness held prior to the effective date hereof by Silicon Valley Bank and, to the extent proceeds are available therefor, trade payables which are aged more than 90 days from the applicable billing date.

(b) No Loan Party shall, or shall permit any of its Subsidiaries to, use any proceeds of the sale of the Purchased Securities hereunder to, directly or indirectly, purchase or carry any “margin stock” (as defined in Regulation U) or to extend credit to others for the purpose of purchasing or carrying any “margin stock” in violation of the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

8.3 Notice of Default. The Borrower will give prompt notice in writing to the Purchaser upon becoming aware of the following: (a) the occurrence of any Default or Event of Default under this Agreement or the Senior Loan Agreement and specify the nature and period of existence thereof and what action the applicable Loan Party is taking (and proposes to take) with respect thereto and (b) any development or other information outside the ordinary course of business of any Loan Party or any of its Subsidiaries and excluding matters of a general economic, financial or political nature which would reasonably be expected to have a Material Adverse Effect.

8.4 Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

8.5 Taxes and Claims. So long as the Note remains outstanding:

(a) The Borrower will, and will cause each of its Subsidiaries to, timely file complete and correct United States federal and applicable foreign, state and local Tax Returns required by law and pay when due all Taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP, which deferment of payment is permissible so long as no Lien other than a lien permitted hereunder has been entered and such Borrower’s and its Subsidiaries’ title to, and its right to use, its Properties are not materially adversely affected thereby.

(b) The Borrower will, and will cause each of its Subsidiaries to, pay all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons, entitled to the benefit of statutory or common law Liens which, in any case, if unpaid, would result in the imposition of a Lien upon its Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP, which deferment of payment is permissible so long as no Lien other than a Lien permitted hereunder has been entered and the Borrower’s and its Subsidiaries’ title to, and its right to use, their Properties are not materially adversely affected thereby.

8.6 Insurance.

(a) The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies insurance on all its Property in such amounts and covering such risks as is consistent with sound business practice, and maintain such insurance as is required by the terms of any Collateral Document. The Borrower will, and will cause each of its Subsidiaries to, furnish to the Purchaser upon request full information as to the insurance carried by itself.

(b) The Borrower will, and will cause each of its Subsidiaries to, at all times keep its property which is subject to the Lien of any Collateral Document insured in favor of the Purchaser, and all policies or certificates (or certified copies thereof) with respect to such insurance. At or prior to the Closing, the Borrower shall furnish certificates of insurance issued on Acord Form-27 for the Borrower and each Subsidiary. The Borrower will, and will cause each of its Subsidiaries to, notify the Purchaser, immediately, upon receipt of a notice of termination, cancellation, or non-renewal from its insurance company of any such policy.

(c) If the Borrower or any of its Subsidiaries fail to maintain all insurance in accordance with this Section 8.6 or to timely pay or cause to be paid the premium(s) on any such insurance, or if the Borrower shall fail to deliver all certificates with respect thereto on request, the Purchaser shall have the right (but shall be under no obligation), upon prior notice to such Loan Party, to procure such insurance or pay such premiums, and the Borrower agrees to reimburse the Purchaser, on demand, for all costs and expenses relating thereto.

8.7 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with any and all Requirements of Law to which it may be subject including, without limitation, all Environmental Laws and obtain any and all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its Property or to the conduct of its businesses, except where failure to do so could not reasonably be expected to have a Material Adverse Effect. The Borrower will, and will cause each of its Subsidiaries to, timely satisfy all assessments, fines, costs and penalties imposed (after exhaustion of all appeals, provided a stay has been put in effect during such appeal) by any Governmental Authority against such Person or any Property of such Person.

8.8 Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, make all necessary and proper repairs, renewals and replacements such that its business can be carried on in connection therewith and be properly conducted at all times and pay and discharge when due the cost of repairs and maintenance to its Property, and pay all rentals when due for all real estate leased by such Person.

8.9 Audits and Inspection. So long as the Note remains outstanding, the Borrower will, and will cause each of its Subsidiaries to, permit any of the representatives of the Purchaser to visit and inspect any of its Property, books of account, records and reports to examine, audit and make copies thereof, and to discuss its affairs, finances and accounts with, and to be advised as to the same by, its officers, employees and independent certified public accountants at such reasonable times and intervals as the Purchaser may designate, all at the Borrower’s expense, plus the Purchaser’s reasonable out-of-pocket expenses, subject, in the case of material non-public information, to the Purchaser’s execution of a commercially reasonable and customary non-disclosure and standstill agreement.

8.10 Issue Taxes. The Borrower shall, and shall cause each of its Subsidiaries to, pay all Taxes, if any, due upon the issuance of the Purchased Securities. The obligations of the Borrower hereunder shall survive the payment of the Loan Parties’ Obligations and the termination of the Note Documents.

8.11 Employee Benefit Plans. The Borrower will, and will cause each of its Subsidiaries to, (a) keep in full force and effect any and all Plans which are presently in existence or may, from time to time, come into existence under ERISA and not withdraw from any such Plans, unless such withdrawal can be effected or such Plans can be terminated without liability to such Borrower or its Subsidiaries, (b) make contributions to all such Plans in a timely manner and in a sufficient amount to comply with the standards of ERISA, including, without limitation, the minimum funding standards of ERISA, (c) comply with all requirements of ERISA, (d) notify the Purchaser immediately upon receipt by the Borrower or any Subsidiary of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Plans or the appointment of a trustee to administer such Plans, (e) promptly advise the Purchaser of the occurrence of any Reportable Event or prohibited transaction (as defined in ERISA) with respect to any such Plans, and (f) amend any Plan that is intended to be qualified within the meaning of Section 401 of the Code to the extent necessary to keep the Plan qualified and to cause the Plan to be administered and operated in a manner that does not cause the Plan to lose its qualified status.

8.12 Environmental Covenants. The Borrower will, and will cause its Subsidiaries to:

(a) use and operate all of their facilities and properties in material compliance with all Environmental Laws, keep all necessary Licenses in effect and remain in compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws.

(b) immediately notify the Purchaser and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and Properties or compliance with Environmental Laws, and shall promptly cure and have dismissed with prejudice any such actions and proceedings to the satisfaction of the Purchaser, in each case to the extent such claims, complaints, notices, inquiries, actions and proceedings might not be expected to have a Material Adverse Effect.

(c) provide such information and certifications, which the Purchaser may reasonably request from time to time to insure compliance with this Section 8.12.

8.13 Delivery of Information by the Purchaser. The Purchaser is hereby authorized to deliver a copy of any financial statement or other information made available by the Borrower or its Subsidiaries in connection herewith to any regulatory authority having jurisdiction over the Purchaser, pursuant to any request therefore and may further divulge to any assignee or purchaser of any portion of the Purchased Securities or any prospective assignee or purchaser of any portion of the Purchased Securities, all information, and furnish to such Person copies of any reports, financial statements, certificates, and documents obtained under any provision of this Agreement, or related agreements and documents, subject, in the case of material non-public information, to such Person’s execution of a commercially reasonable and customary non-disclosure and standstill agreement.

8.14 Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, take any action reasonably requested by the Purchaser in order to effectuate the purposes and terms contained in this Agreement and any of the Collateral Documents.

ARTICLE 9

NEGATIVE COVENANTS

Until the payment of all Obligations or such later date as set forth below, the Borrower hereby covenants and agrees with the Purchaser as follows:

9.1 Limitations on Debt. The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Debt, except:

(a) Debt incurred pursuant to any Senior Loan Agreement and permitted under the Intercreditor Agreement;

(b) the Obligations;

(c) from and after the date hereof, other Debt in an amount not to exceed five hundred thousand dollars ($500,000) at any time outstanding.

9.2 Liens. The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except (and in each case so long as they do not attach to the Purchaser Primary Collateral) (the following, herein “Permitted Liens”):

(a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

(b) Liens arising in the ordinary course of business (such as Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law for sums not overdue or being contested in good faith by appropriate proceedings and not involving any deposits or advances for borrowed money or the deferred purchase price of property or services, and, in each case, for which it maintains adequate reserves;

(c) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(d) Liens securing the Senior Debt, so long as such Liens are subject to the Intercreditor Agreement;

(e) Liens securing the Obligations;

(f) other Liens, in addition to Liens permitted by clauses (a) through (e), securing aggregate Debt (other than Debt for borrowed money) not exceeding $100,000;

(g) statutory or common law liens to secure landlords, sublandlords, lessors, sublessors, licensors or sublicensors under leases or rental agreements;

(h) restrictions on transfer of securities imposed by applicable state and federal securities laws;

(i) any other encumbrance or Lien affecting any asset which does not materially impede or otherwise affect the ownership or operation of such asset;

(j) Liens resulting from a filing by a lessor as a precautionary filing for a true lease;

(k) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds an other obligations of a like nature incurred in the ordinary course of business;

(l) vendor’s Liens to secure payment;

(m) rights or claims of customers or tenants under licenses or leases;

(n) Liens existing on property at the time of its acquisition and the proceeds of such property;

(o) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Permitted Liens;

(p) Liens to secure capitalized expenditures;

(q) Liens on insurance policies and proceeds to secure the financing of the premiums thereunder;

(r) Liens or rights of setoff of a customary nature on bank, brokerage or similar accounts or on negotiable instruments incurred in the ordinary course of business; and

(s) Liens arising from judgments, decrees, attachments or similar matters not constituting an Event of Default.

9.3 Restricted Payments. The Borrower shall not (a) declare or pay any dividends on any of its Capital Stock (other than dividends payable solely in additional Capital Stock), (b) purchase or redeem any Capital Stock, (c) make any other distribution to holders of its Capital Stock, (d) prepay, purchase or redeem any Debt that is subordinated to the Obligations, or (e) set aside funds for any of the foregoing.

9.4 Loans. The Borrower shall not, nor shall it permit any of its Subsidiaries to, make any loans or pay any advances of any nature whatsoever to any Person, except advances in the ordinary course of business to vendors, suppliers, contractors and employees and loans to its Subsidiaries.

9.5 Investments. The Borrower shall not, nor shall it permit any of its Subsidiaries to, make or suffer to exist any investments or commitments therefor, without the Purchaser’s prior written consent, except (i) short term obligations of, or fully guaranteed by, the United States of America, commercial paper rated A-1 or better by Standard Poor’s Rating Services or P-1 or better by Moody’s Investor Services, Inc., demand deposit accounts maintained in the ordinary course of business, and certificates of deposit issued by and time deposits with domestic commercial banks having capital and surplus in excess of one hundred million dollars ($100,000,000.00); (ii) advances to officers, managers and employees in the ordinary course of business for travel and other legitimate business expenses and (iii) investments of the Borrower in Subsidiaries, including loans to Subsidiaries permitted under Section 9.4.

9.6 Mergers, Consolidations, Sales. The Borrower shall not, nor shall it permit any of its Subsidiaries to, be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or, except in the ordinary course of its business, sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any receivables.

9.7 Change of Control. No Change of Control shall occur without the Purchaser’s prior written consent.

9.8 Subsidiaries. The Borrower shall not, nor shall it permit any of its Subsidiaries to, create any additional Subsidiary without the prior written consent of the Purchaser.

9.9 Unconditional Purchase Obligations. The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services, if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.

9.10 [Intentionally Omitted.]

9.11 Security. As soon as reasonably practical, the Borrower and each Subsidiary will deliver a perfected Lien in favor of the Purchaser on any after-acquired property of the Borrower or any Subsidiary covered by the Security Agreement.

9.12 Limitations on Amendments; Restrictive Agreements. So long as the Note remains outstanding:

(a) The Borrower will not, and will not cause or permit any Subsidiary to, amend or modify the terms of the Senior Loan Documents, in violation of the terms of the Intercreditor Agreement.

(b) The Borrower will not, and will not cause or permit any Subsidiary to, become or be a party to any contract or agreement which at the time of becoming a party to such contract or agreement materially impairs such Person’s ability to perform under this Agreement, or under any other Note Document.

9.13 Use of Purchaser’s Name. So long as the Note remains outstanding, and unless required by a Requirement of Law applicable to Borrower or its Subsidiaries, neither the Borrower nor its Subsidiaries shall use the Purchaser’s name in connection with any of its business operations.

ARTICLE 10

EVENTS OF DEFAULT

10.1 Events of Default. An “Event of Default” shall occur hereunder upon:

(a) Default in the payment, after such amounts become due, of the principal of or interest on any Note (whether at redemption, upon acceleration or otherwise) or any other amount payable by any Loan Party hereunder or under any of the Note Documents;

(b) Any representation, warranty, or financial statement made by or on behalf of any Loan Party in any of the Note Documents, or any document contemplated by the Note Documents, is false or misleading in any respect as and when made;

(c) Failure by the Borrower or any of its Subsidiaries to comply with any term, covenant or provision contained in Sections 8.1, 8.2, 8.3, 8.6, or 8.13 or Article 9 of this Agreement;

(d) Failure by any Loan Party to comply with or to perform any other provision of this Agreement (and not constituting an Event of Default under any other provision of this Article 10) and such failure continues unremedied for a period of ten (10) days after written notice thereof is given to the Borrower by the Purchaser; provided, however, if cure of such breach or failure cannot reasonably be completed within the ten (10) day cure period (or such other applicable time period as may be specified elsewhere herein with respect to the particular condition, covenant or other provisions of this Agreement), the cure period shall be extended to thirty (30) days so long as the borrower has commenced action to cure within the ten (10) days (or such other applicable time period) and in the Purchaser’s reasonable opinion, the Borrower is proceeding to cure the breach or default with due diligence;

(e) Failure by any Loan Party to comply with or to perform any other provision of any other Note Document, and such failure continues unremedied for a period of ten (10) days after written notice thereof is given to the Borrower by the Purchaser; provided, however, if cure of such breach or failure cannot reasonably be completed within the ten (10) day cure period (or such other applicable time period as may be specified elsewhere herein with respect to the particular condition, covenant or other provisions of this Agreement), the cure period shall be extended to thirty (30) days so long as the borrower has commenced action to cure within the ten (10) days (or such other applicable time period) and in the Purchaser’s reasonable opinion, the Borrower is proceeding to cure the breach or default with due diligence;

(f) Failure of the Borrower or any Subsidiary to pay on or prior to the date due any payments under the Senior Loan Agreement or any other Senior Loan Document; or the default by the Borrower or any Subsidiary in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in the Senior Loan Agreement or any other Senior Debt Document (after the expiration of any applicable cure period, if any), or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such other Debt to cause, such Debt to become due prior to its stated maturity; or any such Debt of the Borrower or any Subsidiary shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof, in each case after the expiration of any notice or cure period;

(g) Failure of the Borrower or any Subsidiary to pay within five days from the date due, subject to any applicable cure period, any payments under any Debt exceeding $250,000; or the default by the Borrower or any Subsidiary in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any Debt exceeding $250,000 was created or is governed (after the expiration of any applicable cure period, if any), or any other event shall occur or condition exist, the effect of which default or event to cause, or to permit the holder or holders of such other Debt to cause, such Debt to become due prior to its stated maturity; or any such Debt of the Borrower or any Subsidiary shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof, in each case after the expiration of any notice or cure period;

(h) Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by any Loan Party or any Subsidiary with respect to any material purchase or lease of goods or services of $250,000.00 or more;

(i) Any Loan Party or any Subsidiary (i) ceases or fails to be solvent (other than any Foreign Subsidiary), or generally fails to pay, or admits in writing its inability to pay, its debts as they become due; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing;

(j) Any involuntary Insolvency Proceeding is commenced or filed against any Loan Party or any Subsidiary, or any writ, judgment, warrant of attachment, warrant of execution or similar process is issued or levied against a substantial part of any Loan Party’s or Subsidiary’s properties, and such proceeding or petition shall not be dismissed or stayed, or such writ, judgment, warrant of attachment, warrant of execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Loan Party or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Loan Party or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor) or other similar Person for itself or a substantial portion of its property or business;

(k) One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against a Loan Party or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), as to any single or related series of transactions, incidents or conditions, of $150,000 or more, and the same shall remain unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof;

(l) Any non-monetary judgment, order or decree is entered against a Loan Party or any Subsidiary which has or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(m) The occurrence of a Material Adverse Effect; or

(n) Any Collateral Document shall cease to be in full force and effect; or any Loan Party or any Person by, through or on behalf of any Loan Party, shall contest the validity or enforceability of any Collateral Document.

10.2 Acceleration. If an Event of Default occurs under Section 10.1(g) or (h), then the outstanding principal of and interest on the Note shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are expressly waived. If any other Event of Default occurs and is continuing, the Purchaser, by written notice to the Borrower, may declare the principal of and interest on the Note to be due and payable immediately. Upon any such declaration of acceleration, such principal and interest shall become immediately due and payable, the Purchaser shall be entitled to exercise all of its rights and remedies hereunder and under the Note whether at law or in equity.

10.3 Set-Off. Upon the occurrence and during the continuation of an Event of Default, in addition to all other rights and remedies that may then be available to the Purchaser, the Purchaser is hereby authorized at any time and from time to time, without notice to any Borrower (any such notice being expressly waived by the Borrower) to set off and apply any and all indebtedness at any time owing by the Purchaser to or for the credit or the account of the Borrower or its Subsidiaries against all amounts which may be owed to the Purchaser by the Borrower or its Subsidiaries in connection with this Agreement or the Note.

ARTICLE 11

INDEMNIFICATION

11.1 Indemnification. In addition to all other sums due hereunder or provided for in this Agreement, the Borrower shall indemnify and hold harmless the Purchaser and its Affiliates and their respective officers, directors, agents, employees, Subsidiaries, partners, members, attorneys, accountants and controlling persons (each, an “Indemnified Party”) to the fullest extent permitted by law from and against any and all losses, claims, damages, expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel and costs of investigation incurred by an Indemnified Party in any action or proceeding between any Loan Party and such Indemnified Party (or Indemnified Parties) or between an Indemnified Party (or Indemnified Parties) and any third party or otherwise) or other liabilities or losses (collectively, “Liabilities”), in each case resulting from or arising out of any breach of any representation or warranty, covenant or agreement of any Loan Party in this Agreement or any other

Note Document, including without limitation, the failure to make payment when due of amounts owing pursuant to this Agreement or any other Note Document, on the due date thereof (whether at the scheduled maturity, by acceleration or otherwise) or any legal, administrative or other actions (including, without limitation, actions brought by any holders of equity or Debt of any Loan Party or derivative actions brought by any Person claiming through or in any Loan Party’s name), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of the Note Documents, the transactions contemplated thereby, or any Indemnified Party’s role therein or in the transactions contemplated thereby; provided, however, that the Borrower shall not be liable under this Section 11.1 to an Indemnified Party to the extent that such Liabilities resulted primarily from the willful misconduct or gross negligence of such Indemnified Party; provided, further, that if and to the extent that such indemnification is unenforceable for any reason, the Borrower shall make the maximum contribution to the payment and satisfaction of such Liabilities which shall be permissible under applicable laws. In connection with the obligation of the Borrower to indemnify for expenses as set forth above, the Borrower further agrees, upon presentation of appropriate invoices containing reasonable detail, to reimburse each Indemnified Party for all such reasonable expenses (including, without limitation, fees, disbursements and other charges of counsel and costs of investigation incurred by an Indemnified Party in connection with any Liabilities) as they are incurred by such Indemnified Party.

11.2 Procedure; Notification. Each Indemnified Party under this Article 11 will, promptly after the receipt of notice of the commencement of any action, investigation, claim or other proceeding against such Indemnified Party in respect of which indemnity may be sought from the Borrower under this Article 11, notify the Borrower in writing of the commencement thereof. The omission of any Indemnified Party to so notify the Borrower of any such action shall not relieve the Borrower from any liability which it may have to such Indemnified Party unless, such omission substantially and irrevocably impairs the Borrower’s ability to defend the action, claim or other proceeding. In case any such action, claim or other proceeding shall be brought against any Indemnified Party and it shall notify the Borrower of the commencement thereof, the Borrower shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action, claim or proceeding in which the Borrower, on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the Borrower’ expense and to control its own defense of such action, claim or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between any Loan Party, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, that in no event shall the Borrower be required to pay fees and expenses under this Article 11 for more than one firm of attorneys in any jurisdiction in any one legal action or group of related legal actions. The Borrower agrees that it will not, without the prior written consent of the Purchaser, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Purchaser and each other Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding or the Purchaser or other such named Indemnified Party consents thereto. The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.

11.3 Survival. The terms and provisions of this Article 11 shall survive the termination of this Agreement.

ARTICLE 12

MISCELLANEOUS

12.1 Survival of Representations and Warranties. All of the representations and warranties made herein, and each obligation of Borrower to reimburse Purchaser for any costs or expenses, shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Purchaser, acceptance of the Purchased Securities and payment therefor, or termination of this Agreement.

12.2 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier (with receipt confirmed), courier service or personal delivery:

(a)      if to the Purchaser:

Centurion Credit Resources, LLC

152 West 57th Street, 54th Floor

New York, New York 10019

Facsimile:            (516) 706-7300

Attention:             Brian Jedwab

With a copy (which shall not constitute notice) to:

Troutman Sanders LLP

405 Lexington Avenue

New York, New York 10019

Facsimile:            (212) 704-8325

Attention:             Robert Bourguignon, Esq.

(b)      if to the Borrower:

Axesstel, Inc.

6815 Flanders Drive, Suite 210

San Diego, California 92121

Facsimile:            (858) 625-2110

Attention:             Patrick Gray, CFO

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; if mailed, five Business Days after being deposited in the mail, postage prepaid; or if telecopied, when receipt is acknowledged.

12.3 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws, the Purchaser and any subsequent Holder of any Purchased Securities may transfer the Note and/or the Common Stock, in whole or in part and may assign its rights under the Note Documents to any transferee. The Borrower may not assign any of its rights, or delegate any of its obligations, under this Agreement without the prior written consent of the Purchaser, and any such purported assignment by the Borrower without the written consent of the Purchaser shall be void and of no effect. Except as provided in Article 11, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of any of the Note Documents.

12.4 Amendment and Waiver.

(a) No failure or delay on the part of any of the parties hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for in this Agreement are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

(b) Any amendment, waiver, supplement or modification of or to any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Borrower and the Purchaser and (ii) only in the specific instance and for the specific purpose for which made or given.

(c) Except where notice is specifically required by this Agreement, no notice to or demand on any Loan Party in any case shall entitle the other Loan Parties to any other or further notice or demand in similar or other circumstances.

12.5 Signatures; Counterparts. Facsimile transmissions of any executed original document and/or retransmission of any executed facsimile transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm facsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

12.6 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

12.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH, AND ENFORCED UNDER, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF SUCH STATE.

12.8 JURISDICTION, JURY TRIAL WAIVER, ETC

(a) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AGREES THAT THE ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES, OR ANY AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 13.2, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING.

(b) EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES, THE WARRANT OR ANY OF THE OTHER TRANSACTION DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH OF THE COMPANY AND ITS SUBSIDIARIES (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE PURCHASER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE PURCHASER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT THE PURCHASER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, AND THE OTHER TRANSACTION DOCUMENTS TO WHICH IT IS PARTY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

(c) Borrower initially and irrevocably designates DUANE MORRIS LLP, with offices on the date hereof at 1540 Broadway, New York, New York 10036, Attention: Michael D. Schwamm, Esq., to receive for and on behalf of Borrower service of process in New York with respect to any Note Document.

12.9 Severability. If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement. The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

12.10 Rules of Construction. Unless the context otherwise requires, “or” is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement.

12.11 Entire Agreement. This Agreement, together with the exhibits and schedules hereto and the other Note Documents, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, and the other Note Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

12.12 Certain Expenses. The Borrower will pay all reasonable expenses of the Purchaser (including, without limitation, reasonable fees, charges and disbursements of one law firm as counsel to the Purchaser) in connection with (a) any enforcement, amendment, supplement, modification or waiver of or to any provision of this Agreement or any of the other Note Documents or any documents relating thereto (including, without limitation, a response to a request by any Loan Party for the consent of the Purchaser to any action otherwise prohibited hereunder or thereunder), (b) consent to any departure from, the terms of any provision of this Agreement or such other documents, (c) any Change of Control, or (d) any redemption of the Securities.

12.13 Publicity. On or before the fourth Business Day following the date of this Agreement, the Borrower shall file with the SEC a Current Report on Form 8-K describing the terms of the Transaction (and including as exhibits to such Current Report on Form 8-K the material Note Documents). On or before the fourth Business Day following the Closing, the Borrower will issue a press release acceptable to the Purchaser in Purchaser’s reasonable discretion, describing the transactions contemplated by this Agreement, and promptly thereafter file a Current Report on Form 8-K with the

SEC, attaching such press release. Except as may be required by applicable law including the Borrower’s obligations to file reports with the SEC, neither Borrower nor any Subsidiary shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval by the Purchaser. If any announcement is required by law to be made by Borrower or any Subsidiary, prior to making such announcement Borrower or the applicable Subsidiary will deliver a draft of such announcement to Purchaser and shall give Purchaser an opportunity to comment thereon. Notwithstanding anything herein to the contrary, any party to this Agreement and the other Note Documents (and any employee, representative, or other agent of any such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, notwithstanding the above, any such information and materials shall be kept confidential to the extent necessary to comply with applicable securities laws.

12.14 Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement, including without limitation, any post-closing assignment(s) by the Purchaser of a portion of the Securities to a Person not currently a party hereto, subject to the limitations set forth herein.

12.15 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Note Documents. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any Note Document, this Agreement or such other Note Document shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any other Note Document. No knowledge of, or investigation, including without limitation, due diligence investigation, conducted by, or on behalf of, the Purchaser shall limit, modify or affect the representations set forth in Article 6 of this Agreement or the right of the Purchaser to rely thereon.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

“Borrower”

AXESSTEL, INC.

By:	/s/ Marv Tseu
	Name:	Marv Tseu
	Title:	Chief Executive Officer

“Purchaser”

CENTURION CREDIT RESOURCES, LLC

By:	/s/ Brian Jedwab
	Name:	Brian Jedwab
	Title:	President

SCHEDULE “A”

Venezuelan Receivables

[See attached.]

SCHEDULE “2.1(b)”

Form of Confirmation and Estoppel Certificate from

Telefonica Venezuela and its Affiliates Telcel and Movilstar

[See attached.]